Exhibit 99.2

                                    BUSINESS

FORWARD-LOOKING STATEMENTS

     Statements in this Form 8-K, which are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. These uncertainties include, but are not limited to, the following: general economic and business conditions; ability to obtain adequate financing in the future; ability to obtain and enforce patents; ability to obtain rights to technology; ability to develop, manufacture and commercialize products; ability to obtain and retain collaborators; changes in, or failure to comply with, governmental regulations; results of clinical studies; results of research and development activities; technological advances; competition; availability of qualified personnel; business abilities and judgment of personnel; and the like, are set forth in the section titled "Risk Factors" herein. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

AN OVERVIEW OF OUR COMPANY

     Ribozyme Pharmaceuticals, Inc. is a leader in the field of nucleic acid technology. We are using our proprietary technology and our expertise in molecular engineering to develop a new class of nucleic acid based therapeutics based on RNA interference ("RNAi"). We plan to continue as a manufacturer of oligonucleotides (chains of nucleotides that can be chemically synthesized in specific sequences) for our use and for use by our collaborators and customers to generate revenue for the purpose of supporting our therapeutic discovery operations.

     Since inception in 1992, we have dedicated ourselves to engineering RNA-based molecules. Until recently, we focused on developing ribozyme-based therapeutics and diagnostics. As a result, we advanced three product candidates into clinical development. We continue to have a joint development program with Chiron Corporation ("Chiron") for one of these products, ANGIOZYME(R). We own, or have exclusive licenses to use, over 180 issued or allowed patents relating to nucleic acid technology. Our expertise in nucleic acid technology enables us to now focus on the development of a new type of nucleic acid based therapeutic based on RNA interference (RNAi). We have redirected our research to RNAi because we believe it will have the best prospects for commercial success. We are using our expertise to design, stabilize, manufacture and deliver small interfering nucleic acids (siNAs) that facilitate the process of RNAi. We believe siNA-based drugs may become important therapeutics in the future.

WE ARE DEVELOPING A NEW CLASS OF RNAI-BASED THERAPEUTICS

RNAI BACKGROUND

     RNAi technology generally uses a double-stranded sequence of nucleic acid, such as RNA, capable of reducing the expression of mRNA and viral RNA in a sequence-specific manner. For simplicity, we refer to the double-stranded RNA molecule facilitating this process as a small interfering nucleic acid or siNA. The process of reducing the expression of a mRNA or viral RNA is called RNA interference or RNAi. The process of RNAi is a mechanism used by cells in the body to regulate the expression of genes and replication of viruses. The RNAi mechanism induces the destruction of target RNA using a naturally occurring cellular protein machinery.

     RNAi has become the focus of multiple scientific publications over the past year. Harnessing the natural phenomenon of RNAi holds potential for the development of a brand new class of drugs with unrivalled specificity toward a wide range of different diseases resulting from undesirable protein production or viral replication. Although using RNAi to target gene expression is exciting, the development of RNAi-based pharmaceuticals for therapeutic uses to target disease is currently in an early stage of development.

     To date, one of the major limitations of RNAi has been the instability of unmodified siNAs. Unmodified siNA breaks down rapidly in the body, thereby restricting the duration of its potential therapeutic activity. Effective drugs need to be resistant to degradation in the human body and cells to ensure a sustained therapeutic response. Over the past 10 years, we have developed chemical and pharmacological expertise and a portfolio of patents in this area of nucleic acid research. This capability allows informed design and rapid synthesis of chemically modified and stabilized siNA derivatives that retain all the properties required for recognizing their target but also have increased resistance to degradation. RPI has recently shown in cell culture that it can use its stabilized siNAs to down-regulate the expression of several genes without affecting expression of other genes. Our chemically modified and stabilized siNAs are stable in human serum for several days in EX VIVO assays. This is in contrast to unmodified siNAs that have human serum stability of less than a few minutes. We have made stabilized siNAs against a number of targets and successfully tested them in cell culture, and in some cases, animal experiments. These targets were selected to cover the therapeutic fields of oncology, metabolic, inflammatory, central nervous system, renal and infectious diseases. Finally, we have filed for patent protection of our siNAs against these targets. We believe this provides us with a competitive advantage in developing RNAi-based therapeutics.

RNAI HAS POTENTIALLY SIGNIFICANT ADVANTAGES OVER TRADITIONAL DRUGS

     RNAi-based therapeutics have potentially significant advantages over traditional approaches to treating diseases, including the following:

     o Broad Therapeutic Application. All diseases for which an abnormal gene function can be identified as a cause or as an essential contributing factor are potentially treatable with RNAi-based drugs.

     o Therapeutic Precision. Side effects associated with traditional drugs may be reduced or avoided by using RNAi-based drugs designed to destroy only disease associated and targeted RNA.

     o Target RNA Destruction. Compared to most drugs that only temporarily prevent targeted gene function, RNAi-based drugs should destroy the target RNA and stop the associated undesirable protein production required for disease progression.

WE ARE DEVELOPING DRUGS THAT ADDRESS SIGNIFICANT AND UNMET MEDICAL NEEDS

     o ANGIOZYME(R): ANGIOZYME is a ribozyme-based product we are developing in collaboration with Chiron Corporation to treat solid tumor cancers. We have submitted the results of a phase II metastatic colorectal trial as an abstract to the American Society of Clinical Oncology for presentation at its annual meeting in May 2003.

     o Hepatitis C Virus (HCV): We are developing chemically stabilized siNAs that target the HCV viral RNA to treat HCV infection. This program is in the lead identification phase of development.

     o Macular Degeneration: We are developing chemically stabilized siNAs that target the Vascular Endothelial Growth Factor (VEGF) pathway to treat macular degeneration. This program is in the lead identification phase of development.

We also develop HERZYME in collaboration with Elan Corporation plc and its affiliates to treat breast and other solid tumor cancers. A Phase I clinical trial has been completed and we are currently analyzing the data. We do not intend to pursue independent development of HERZYME.

OUR BUSINESS STRATEGY

     Our strategy is to use our nucleic acid technology expertise and patent position to create value by:

     o Developing stabilized siNA molecules for therapeutic applications in several disease areas.

     o Leveraging our nucleic acid expertise through licensing, process development and pilot manufacturing. We believe that we have established one of the leading nucleic acid chemistry groups that can provide medicinal chemistry, process development and manufacturing to others in need of this expertise. We believe that we will be able to capitalize on our continuing investment in nucleic acid technology by entering into licensing, process development and pilot manufacturing arrangements with collaborators to generate revenues, while retaining this capability for our own drug development.

     o Maintaining and expanding our patent portfolio and proprietary technology. Currently, we own, or have exclusive licenses to, over 180 issued or allowed patents worldwide and have more than 200 patent applications pending worldwide. We aggressively pursue patent protection to maintain worldwide rights to control the development, manufacture and sale of ribozyme and RNAi-based therapeutics.

     o Spinning off or selling our diagnostic technology. We have demonstrated proof-of-principle for the use of allosteric ribozymes for both diagnostic protein and nucleic acid detection. We have decided not to further develop our diagnostic technology internally and, therefore, we intend to spin-off or sell this technology.

     o Entering into partnerships with other pharmaceutical or biotechnology companies for the development of RNAi-based therapeutics.

GENE EXPRESSION AND HUMAN DISEASE

     The undesirable production of certain proteins (gene expression) directly causes many human diseases. The abnormality may be due to a defective gene, the over- or under-production of a protein by a "normal" gene, or the expression of genes from viruses or bacteria. This abnormal protein production may have direct effects on cells within the body or may initiate a series of events involving other proteins, thereby producing disease. Gene expression by viruses or bacteria causes replication and growth of infectious agents.

     Protein production generally involves two steps. First, the information from the DNA sequence of the gene is "transcribed" to messenger RNA (mRNA). The second step involves "translation" of the mRNA and its information into a protein. The process by which genetic information is "expressed" in the form of a protein is highly selective; production of a particular protein generally requires its own specific DNA sequence that leads to a corresponding mRNA sequence. Being able to identify any abnormal production of protein is an important tool in diagnosing human disease. Blocking a gene's expression using RNAi once a protein has been identified is a promising therapeutic approach.

OUR NUCLEIC ACID TECHNOLOGY

     Our approach to drug discovery and development begins by either identifying a gene in humans causing or contributing to disease or identifying an essential gene in a disease-causing infectious agent. We analyze the nucleotide sequence of the mRNA corresponding to the target gene and create a complementary siNA nucleotide sequence. We then synthesize the siNA using our proprietary processes.

     Initially, we test the effectiveness of the siNA in cell culture and, if possible, in animal models. If the siNA reduces or stops production of the protein associated with the disease, or slows the associated growth or spread of the disease, not only have we validated the disease contributing function of the gene, but we also have identified a drug candidate.

     Once we identify a target gene and related siNA, we improve the effectiveness of the siNA by varying its structure to increase further its stability and improve its pharmacokinetic properties in the human body.

     To date, we have achieved a number of significant milestones in RNA technology development, including the following:

     STABILITY. To be useful as a therapeutic treatment, siNAs must remain stable in human serum and cells long enough to destroy the targeted RNA and, ideally, long enough to destroy several RNA molecules. Unmodified siNAs are stable in human serum for only a few minutes. We have successfully produced chemically modified siNAs that retain their activity in cell culture and are stable in human serum for several days in EX VIVO assays, thereby overcoming the first barrier to making an effective drug. Another hurdle is reducing drug clearance from the blood stream and the site of action. One way to accomplish this is to increase drug stability in a specific target organ and cell type that will vary depending on the disease target. We have carried out proof-of-principle experiments in an animal model that demonstrates the activity of our stabilized siNA molecules.

     SELECTIVITY. Our siNA molecules should interact only with the target RNA, so as not to affect the functions of other genes. As a result, our siNA molecules have the potential to be less toxic than traditional drugs that interact with many targets. We have demonstrated a high degree of selectivity with siNAs. Based on our work and the work of others, we believe that a binding region of approximately 19 nucleotides is optimal for siNA selectivity. We can compare to the published human genome sequence data to ensure that only the desired gene sequence is targeted.

     DELIVERY. Successful development of any drug requires that the drug be delivered to the desired site in the body. We are exploring a number of delivery possibilities, including local (directly to the target area) and systemic (into the blood stream) delivery. To date, we have demonstrated that chemically stabilized ribozymes are present in the bloodstream after intravenous delivery and that exposure can be prolonged by subcutaneous (into the skin) delivery. We have shown that ribozymes can be delivered VIA a single subcutaneous injection by patients with extended presence of the ribozymes in the patient's blood. We believe that our chemically stabilized siNA molecules may be administered in a similar manner to that of our ribozymes. We are working on improving the delivery of siNAs by coating these molecules with protective lipid molecules, such as liposomes, and by attaching molecules that target specific cells, called ligands, to increase the specific delivery of these drugs IN VIVO.

     SAFETY. We have completed single and multiple dose animal safety studies with several ribozymes that have confirmed the lack of significant toxicity at clinically relevant doses. ANGIOZYME has shown a lack of toxicity in rodents and monkeys for periods of up to three months. In clinical trials for ANGIOZYME, we have observed safety and tolerability for periods of up to 16 months of daily subcutaneous injections in approximately 170 cancer patients. Ongoing clinical trials for ANGIOZYME are exploring even longer periods of exposure. To date we have not assessed the safety of our chemically stabilized siNA drugs in humans.

     EFFECTIVENESS. We have demonstrated through internal research that RNAi can reduce the amount of target mRNA and the corresponding level of protein produced in cell culture, and that our siNAs inhibit the development of new blood vessels in an ocular animal model. In addition, internal and third party studies showing the effectiveness of RNAi to decrease viral replication have been conducted in cell culture model systems.

     MANUFACTURING. To meet our needs for research, preclinical studies, clinical trials and the eventual commercialization of ANGIOZYME and RNAi-based therapeutics, we must be able to manufacture a sufficient amount of drug. We have developed proprietary technology allowing us to synthesize several hundred stabilized siNA molecules in hundreds of microgram quantities per month. These quantities are sufficient to permit us to perform direct cell-based screening of multiple potential target sites over short periods of time. We also have developed the capability to manufacture kilogram quantities under the FDA's current good manufacturing practices, or cGMP. In early 2002, we expanded our internal manufacturing capabilities and increased our level of cGMP compliance to enable the production of Phase III material. We believe that we can manufacture ANGIOZYME and siNA drugs currently under development in sufficient quantities and at appropriate levels of quality and cost through Phase III using our internal manufacturing capacity. We also have the capability to manufacture diagnostic ribozymes for any potential partners.

OUR PRODUCT PROGRAMS

     The development process for our products starts with research and preclinical development. Research includes identifying a target protein or viral sequence, synthesizing a panel of appropriate siNAs to block expression of the target protein or virus, and testing the activity of the siNAs in a specific cell population. We will pursue preclinical and clinical testing only of those potential products that we believe have a high likelihood of commercial success based on identifying a disease causing target, favorable pharmacokinetics and unmet medical need.

     Preclinical testing includes pharmacology and toxicology testing in animal models, product formulation, dosage studies and manufacturing scale-up for submission of the data necessary to comply with regulatory requirements of the FDA and similar agencies in other countries prior to commencing human trials.

     ANGIOZYME

     We are developing ANGIOZYME in collaboration with Chiron Corporation primarily as a treatment for advanced solid tumors such as colorectal, lung and breast cancer. These cancers account for approximately 480,000 new cancer cases and over 250,000 deaths per year in the United States alone. In addition, ANGIOZYME may be used to treat other cancers and diseases in which angiogenesis is a contributor, such as macular degeneration and diabetic retinopathy.

     For a cancerous tumor to grow, the body must generate new blood vessels in the tumor to supply the blood necessary for tumor growth, a process known as angiogenesis. In many cases the proteins Vascular Endothelial Growth Factor
(VEGF) and its receptors (VEGFR-1 and VEGFR-2) are essential for angiogenesis. We developed ANGIOZYME to inhibit the production of VEGFR-1, thereby slowing or stopping angiogenesis and related tumor growth and metastasis. Independent third parties and we have conducted animal studies that have shown significant reductions in tumor growth and metastasis using ANGIOZYME alone and in conjunction with existing cancer therapies, such as chemotherapy. In January 1999, we completed a Phase Ia clinical trial in healthy volunteers. This trial, conducted on 14 healthy volunteers, demonstrated safety and tolerability and showed no drug related side effects. In 1999, we also completed a Phase Ib clinical trial to test for safety and tolerability in 16 cancer patients with a broad spectrum of solid tumors and metastasis. No clinically significant drug related side effects were seen, and the presence of ANGIOZYME in patients' blood at levels exceeding those needed to show efficacy in animals was observed for up to 24 hours when ANGIOZYME was administered subcutaneously. In November 1999, we initiated a Phase I/II multi-dose clinical trial in cancer patients. This trial examined the effects of ANGIOZYME when given daily to cancer patients. The patients self-administered ANGIOZYME VIA a subcutaneous injection once a day, at home. A total of 31 patients received ANGIOZYME. The drug was well tolerated with minimal side effects consisting mostly of injection site reactions. The patients were on ANGIOZYME for a median of 90 days with a range of 2 days to 505 days. The goal of these trials was to detect clinical activity in these patients with advanced solid tumors.

     Based on these trial results, during 2001 we initiated Phase II trials in patients with metastatic breast cancer and in patients with metastatic colorectal cancer. Recently we completed a Phase II metastatic breast cancer trial in patients with stage IV disease. A total of 45 patients were treated with ANGIOZYME as a monotherapy for periods up to 213 days. ANGIOZYME was safe and well tolerated with no significant toxicities. As with most other trials using monotherapy for antiangiogenic therapy, we did not observe any tumor shrinkage; however, several patients had stable disease at 6 weeks. We observed a statistically significant reduction in the soluble form of our molecular target, VEGFR-1. This is clear evidence for activity of ANGIOZYME in a clinical setting. The trial demonstrated that ANGIOZYME has specific biological activity in patients with stage IV metastatic breast cancer, which is one of the objectives this trial sought to verify.

     We have completed enrollment of 83 patients in a metastatic colorectal Phase II trial. In this study ANGIOZYME is being given in combination with the approved first-line therapy for metastatic colorectal cancer, 5-FU, Leucovorin and Irinotecan, also known as the Saltz regimen. We have completed our preliminary analysis of 12-24 week data and will be presenting the results at the upcoming American Society of Clinical Oncology meeting in May 2003.

     We are developing ANGIOZYME in collaboration with Chiron. We share development costs and profits equally with Chiron, and we have retained the right to manufacture ANGIOZYME. If one party discontinues funding its share of the clinical development costs, that party would not share equally in the profits from product sales but would receive a royalty based on net sales of that product. We intend to continue the collaboration with Chiron. We believe, however, that we will need to renegotiate the contract as we do not wish to continue funding our portion of the ANGIOZYME clinical program beyond the current Phase II colorectal clinical trial. We intend to continue the collaboration by providing other contributions and, in return, retain rights to future royalties from ANGIOZYME sales.

     HEPATITIS C

     There are approximately 3.9 million infected individuals in the United States and over 170 million worldwide. Of the 3.9 million infected individuals in the United States, 70% have chronic hepatitis C and are potential candidates for treatment. Each year in the United States, hepatitis C infects between 250,000 to 500,000 new individuals and leads to between 8,000 to 10,000 deaths. It is one of the most common blood-borne infections in the United States and has been identified as a "silent epidemic" and "a daunting challenge to public health" by the United States Congress. Current therapies for hepatitis C that include various interferons combined with Ribavarin are effective in approximately 50% of patients and have serious side effects.

     We are developing an siNA therapeutic targeting the hepatitis C virus
(HCV). This program is in the lead identification phase of development. We have identified several stabilized siNAs that we are currently testing in appropriate animal model systems. We also are screening these siNAs in a cell culture system of HCV infection.

     MACULAR DEGENERATION

     Age related macular degeneration, or AMD, is caused by the deterioration of the central portion of the retina. This disease is the leading cause of irreversible vision loss among Americans over the age of 55. There are two different forms of AMD: dry AMD and wet AMD. The dry form accounts for the majority of AMD cases but does not usually lead to vision loss. The wet form accounts for 10 to 15% of all AMD cases but is associated with severe vision loss. Approximately 1.2 million people in the United States have wet AMD with 200,000 new cases per year that require treatment. Wet AMD results from a proliferation of abnormal blood vessels beneath the retina called neovascularization. This neovascularization results in fragile blood vessels that leak blood and fluid into the retina. The leakage occurs in the macula, the portion of the retina responsible for central vision. If left untreated, wet AMD can lead to rapid vision loss for most patients.

     Current therapies for wet AMD include laser photocoagulation and Visudyne(R) (QLT/Novartis). In 2002, Visudyne had global sales of $287 million. The most advanced new therapy under development for AMD is Macugen(TM) (Eyetech/Pfizer), which has completed enrollment for its Phase III clinical trial. Macugen is a nucleic acid drug that reportedly binds and neutralizes Vascular Endothelial Growth Factor (VEGF). Both Visudyne and Macugen are reported to result in improved vision in about 25% of patients, although each product utilizes a different mechanism of action. The clinical results from these two products suggest that there will be a need for better therapies to treat this serious disease.

     We are developing siNAs that target the VEGF pathway to treat macular degeneration. This program is in the lead identification phase of development. To date, we have demonstrated that we can inhibit the formation of new blood vessels in a rat animal model system of corneal neovascularization using our stabilized siNAs targeting the VEGF pathway

     HERZYME

     We have a joint venture with Elan Corporation plc to develop HERZYME, a potential product to treat breast and other cancers. More than 180,000 new breast cancer patients are diagnosed each year in the United States. Estimates are 20% to 30% of these patients over-express the Her-2 gene indicating that regulation of the Her-2 gene could have a beneficial impact on the disease. HERZYME specifically targets and reduces Her-2 mRNA, and we expect it to have a favorable side effect profile similar to ANGIOZYME.

     In January 2000, we formed a joint venture with Elan Corporation, including all its affiliates (Elan) for the development and commercialization of HERZYME, our product to treat breast and other cancers. As part of this arrangement, we licensed HERZYME and Elan licensed its MEDIPAD(R) drug delivery technology to the joint venture, Medizyme Pharmaceuticals, Ltd. (Medizyme). The MEDIPAD system is a disposable continuous subcutaneous drug delivery system that allows a patient to administer the drug at home. We filed an IND for HERZYME in Canada in February 2001, which was approved in April 2001. We have completed a Phase I clinical trial to evaluate HERZYME in patients with metastatic breast cancer whose tumors over express Her-2. We are analyzing the safety and tolerability data from this trial.

     ELAN COLLABORATION

     Initial funding of Medizyme included $12.0 million from us and $3.0 million from Elan. Elan provided us with a $12.0 million credit facility on a draw-down basis for us to use to fund our portion of Medizyme operating costs. The credit facility has a 12% interest rate and the then outstanding balance, including interest, as of the end of May 2002 of $9.9 million was converted into 9,905 shares of our Series B Convertible Preferred Stock in June 2002. The Series B Convertible Preferred Stock has a nominal value of $1,000 per share, accrues dividends at an annual rate of 12%, and is ultimately convertible into our common stock at a 50% premium to the average price of the common stock for the 60 trading days prior to the time of the applicable drawdown on the credit facility. In aggregate, at September 30, 2002, all of our outstanding convertible preferred stock, together with the accreted dividends, with Elan are convertible into 2.2 million shares of our common stock. We continue to have access to the credit facility and in October 2002 drew down $597,000, which was recorded on our balance sheet under equity as preferred shares issuable. After the October draw-down, we have $2.1 million remaining through the facility. As of September 30, 2002, the Series A and B Preferred Stock have liquidation preferences of $14.1 million and $10.8 million, respectively.

     While we own 80.1% of the outstanding stock of Medizyme, Elan and its subsidiaries have retained significant minority investor rights that are considered "participating rights", so therefore, we account for our investment in Medizyme under the equity method of accounting. During the three and nine-month periods ended September 30, 2002, we recognized $183,000 and $1.0 million, respectively, in contract revenue for research and development activities performed for Medizyme. These amounts are included in our revenues as "Collaborative agreements-joint venture" for the three and nine-month periods ended September 30, 2002.

     We have restated our balance sheets as of September 30, June 30, March 31, 2002 and December 31, 2001 on February 11, 2003, to present our Series A Preferred Stock and related accreted preferred stock dividends outside of permanent stockholders' equity, as a result of the adoption of Emerging Issues Task Force (EITF) Topic No. D-98, Classification of and Measurement of Redeemable Securities (Topic No. D-98). The effect of this restatement was to reduce total stockholders' equity and the related accreted preferred stock dividends for the periods presented and to reflect the Series A Preferred Stock and related accreted dividends outside of permanent equity. Elan's right to exchange the Series A Preferred Stock is applicable for the period October 2002 through May 2003.

     Elan has indicated to us that it is interested in transferring their 19.9% interest in Medizyme to us. Currently, we are currently in discussions with Elan to complete this transaction; however, we intend to either sell our interests in Medizyme or sell the technology, or, if we cannot complete a sale on favorable terms, wind down Medizyme's operations.

     On February 11, 2003, we signed a letter agreement with Elan in connection with our previously announced proposed stock purchase transaction. At the closing of the financing transaction, Elan has agreed to: (i) convert its Series A Preferred Stock and Series B Preferred Stock; (ii) waive any voting rights as a holder of the Preferred Stock in connection with the transaction; (iii) waive its pre-emptive rights with respect to the transaction; (iv) waive any right it may have to nominate a director to our Board. In exchange, we have agreed at closing to: (a) issue to Elan an additional 657,406 shares of common stock; (b) issue five-year warrants to purchase up to 514,310 shares of common stock (subject to adjustment as provided below) at an exercise price per share of $0.42; (c) cause the number of shares and the exercise price of the warrants to be proportionately adjusted for any stock split or other recapitalization or reclassification of our securities occurring prior to or after the closing; and
(d) grant Elan the same participation rights (on a pro rata basis) we granted to the investors in the stock purchase transaction. Also, Elan will retain certain registration and piggyback registration rights.

     Elan may terminate the letter agreement if: (a) the closing does not occur on or prior to June 30, 2003 or such later date as may be agreed upon by the investors; or (b) there is (i) in Elan's view a material adverse change to the terms and conditions under which the transaction is consummated compared to those set forth on a term sheet we provided to Elan; or (ii) a material adverse change to the interests of Elan (with the understanding that the determination as to whether a change is material and/or adverse shall be made by Elan reasonably and in good faith) that, in either case, has not been approved in writing by Elan, including, but not limited to, a decrease in the amount of new money being raised by us in the transaction to less than $40 million.

     Upon closing, we will remain responsible for the performance of our obligations and liabilities under our agreements with Elan. We will provide Elan at least five (5) business days' prior written notice of the closing of the transaction and promptly notify Elan if and when the closing has occurred. In addition, Elan agrees to use its reasonable best efforts to review the signed transaction documents (the "Transaction Documents") as soon as practicable after their having been filed by us with the SEC and to make a good faith, reasonable determination as to whether the terms and conditions set forth therein differ materially and/or adversely from those set forth in the term sheet. We agree to provide Elan with written notice at least three (3) business days' prior to the closing of any Transaction changes made to the Transaction Documents that differ from the terms and conditions of the term sheet so that Elan can assess whether such changes are of a material and adverse nature.

     OUR DIAGNOSTIC ACTIVITIES

     We and others have demonstrated that allosteric ribozymes can detect nucleic acids, proteins and small molecules. Allosteric ribozymes are ribozymes that are activated by the molecule to be detected. Once activated, the allosteric ribozyme catalyzes a chemical reaction that generates a signal that can be measured. We have demonstrated an important proof-of-principle for the development of a number of diagnostic tests that are currently done with monoclonal antibodies and polymerase chain reaction (PCR) or for which no current test has been developed.

     Allosteric ribozymes have a number of potential applications, including detecting and quantifying a wide range of small molecules, ions, proteins and nucleic acids. As a result, we believe this diagnostic technology, which can indicate the presence of certain diseases, viruses and other abnormalities, will provide an opportunity for us to generate revenue. We intend to spinout or sell our interest in this technology; however, we cannot be certain that we will be able to complete a spin-off or a sale on satisfactory terms, or at all.

     FUJIREBIO. We have demonstrated the ability to detect low copy number nucleic acids such as the hepatitis C virus, which could lead to an important blood-screening test. We are developing this test in collaboration with Fujirebio Inc. for Japan and Asia. In March 2002, we announced an agreement with Fujirebio, the largest domestic diagnostic company in Japan, to develop and commercialize ribozyme-based clinical diagnostic products. Under the terms of the agreement, Fujirebio will receive exclusive commercialization rights for East Asia, including Japan, for any resulting products from the collaboration. Fujirebio will fund research for clinical diagnostic targets in the field of human viral diseases and cancer. If the programs are successful, we will receive licensing fees, research funding, milestone payments, and royalties as well as retain certain manufacturing rights. Recently we completed the first phase of our program with Fujirebio and are in the process of analyzing the results. It is uncertain at the present time if Fujirebio will continue with the collaboration. We believe that Fujirebio will make a decision on whether to move the program forward by the end of the first quarter of 2003.

OUR LICENSING, PROCESS DEVELOPMENT AND PILOT MANUFACTURING ACTIVITIES

     ARCHEMIX. In May 2001, we entered into a collaborative agreement with Archemix, a privately held company. One of Archemix's technologies, RiboReporters, incorporates allosteric ribozymes. This technology allows researchers to detect individual molecules in complex mixtures, for drug discovery and environmental monitoring. Under the terms of our agreement with Archemix, we granted certain licenses and sublicenses to our intellectual property covering the allosteric ribozyme technology. We also received a license to Archemix's intellectual property covering allosteric ribozymes for use in molecular diagnostic applications. In exchange for the licenses, we received an equity position in Archemix, a seat on Archemix's Board of Directors and a seat on the Scientific Advisory Board, if we retained a certain ownership percentage in the company. In August 2002, Archemix completed a financing round that diluted our ownership interest below the agreed percentage. Therefore, we no longer have any participation on these Boards.

     GERON CORPORATION. In December 2001, we announced a collaboration with Geron Corporation, a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine and research tools for drug discovery. Our first program was a process development partnership with Geron for GRN163, a nucleic acid based telomerase agonist for cancer. Telomeres are believed to serve as a molecular "clock" for cellular aging and the activation of telomerase by cancer cells is a means by which cancer cells continue to proliferate. Inhibiting telomerase represents a novel approach to treat cancer with potentially broader utility and greater selectivity against cancer cells than currently available cancer agents. Geron paid us for consultation in nucleic acid technology to improve process development, scale-up and the manufacturing process for GRN163. We successfully completed this program and the arrangement was renewed in July 2002 to manufacture GMP clinical grade GRN163 for Geron's Phase I clinical study.

     In addition, we collaborated with Geron to explore the potential for a ribozyme-based telomerase inhibitor, to which Geron retained the first right to commercialize. We completed this program and Geron decided not to exercise its first right to commercialize the ribozyme lead compounds that resulted from the program.

     ATUGEN AG. We have used ribozymes and other oligonucleotides for target discovery and validation, the process by which we identify genes that cause or contribute to human diseases. In 1998, we transferred our target discovery and validation technologies to atugen in exchange for a significant equity interest in atugen. atugen's primary goal is to accelerate the discovery and validation of human health therapeutic targets through strategic collaborations. Currently we own 31.6% of atugen's outstanding voting stock and we have the right to name two designees to atugen's Board of Directors, so long as we own at least 30% of atugen's outstanding stock. We are paid by atugen for a portion of our costs of prosecuting patents applicable to atugen's business. As part of its formation, atugen received exclusive royalty-free licenses to our extensive patents and technologies for target discovery and validation. We received a one-time $2.0 million license payment in 1999 for a portion of the licensed technology.

OUR COMPETITION

     We are engaged in the rapidly changing business of developing treatments for human disease through the regulation of gene expression. Competition among entities attempting to develop products to treat diseases by regulating gene expression is intense and is expected to increase. In addition to competitors in the regulation of gene expression field, there are other competitors using other technologies to target the same diseases that we are targeting. For example, our most advanced product, ANGIOZYME, will face competition from a number of other antiangiogenic compounds that are in various stages of clinical development, including some that are in Phase III. In addition, there are a large number of anti-tumor compounds that are being tested to treat colorectal cancer. In the fields of HCV and macular degeneration, in addition to currently marketed products, there are several compounds in preclinical and clinical testing.

     We face direct competition from other companies engaged in the research, development and commercialization of RNAi-based technology, as well as competition from companies attempting other methods of gene expression control. In addition, we compete with large pharmaceutical companies and established biotechnology firms, many of whom are developing new products to treat the same diseases that we target. In some cases, those companies have already commenced clinical trials for their products. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, preclinical studies and clinical trials, obtaining regulatory approvals and marketing than we do. Our collaborators and licensees may be conducting research and development programs using non-RNAi technologies directed at the same diseases that we are targeting. Smaller companies also may prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. In addition, our competitors may complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before us, thus achieving a significant competitive advantage.

     We are aware that a number of companies, including biotechnology companies and pharmaceutical companies, are pursuing research and development programs relating to the emerging area of RNAi. A number of these companies have filed patents in the area of RNAi. It is difficult to predict whether any of these companies will be successful in obtaining patent protection, whether the patent protection sought will address important aspects of the technology, and, to what extent, these companies will be successful in their RNAi ventures.

     Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for products and clinical development and marketing. These companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel.

OUR PATENTS AND PROPRIETARY TECHNOLOGY

     Protecting patents and other proprietary rights is crucial to developing our business. In addition to patents, we rely upon trade secrets, know-how and continuing technological innovations in the design, synthesis, and purification of nucleic acid molecules, such as RNA and in nucleic acid chemistry. We also rely on licensing opportunities to develop and maintain our competitive position. It is our policy to file patent applications when appropriate to protect technology, inventions, and improvements that are considered important in the development of our business.

     In the ribozyme field, we have rights to over 200 issued, allowed or pending patents covering various aspects of the ribozyme technology, including synthesis, delivery, methods of production and uses thereof, such as applications to human therapeutics and diagnostics, agriculture and animal health. These patents provide RPI with a broad and dominating intellectual property protection in the field of ribozyme research and development.

     In the RNAi field, we have filed over fifty patent applications covering various aspects of this technology, including chemically stabilized RNAi constructs, method of synthesizing RNAi constructs, application of RNAi to specific therapeutic targets, and for target discovery. We are in the process of filing additional patent applications to expand our coverage for the RNAi technology, inventions, and improvements that are considered important to the development of our business.

     As part of our overall intellectual property strategy, we selectively enter into agreements with academic institutions either to license pre-existing technology or to support the development of new technologies. With these agreements we intend to gain the commercial rights to such new technologies, such as RNAi. It is our policy to file patent applications when appropriate to protect technology, inventions, and improvements that are considered important in the development of our business.

     We have filed opposition documents against two ribozyme-related patents granted to a competitor in Europe. In one of the opposition proceedings in Europe, we were successful in invalidating various claims relating to the hammerhead ribozyme composition. Our competitors initiated opposition proceedings against two of our ribozyme-related European and Japanese patents. The Japanese Opposition Division has rejected competitor oppositions and has issued a notification that it will maintain our Japanese patent without change. The opposition proceedings against our ribozyme-related European patent resulted in maintenance of the patent. In July 2000 the European Opposition Division found no grounds for revoking the patent but decided to clarify the scope of the claims. The decision is currently on appeal at the European Patent Office Technical Board. The decision should have no impact on our ability to commercialize ribozymes or RNAi technology, including its ongoing clinical programs, and will not affect its relationship with partner companies now engaged in ribozyme co-development. Our ability to enforce its patent remains in effect. We may not have identified all United States and foreign patents that pose a risk of infringement. In addition, we anticipate interference proceedings involving one of our ribozyme-related patents in the United States. We are also involved in a re-examination proceeding involving one of our patents in the United States.

GOVERNMENT REGULATION OF OUR DRUG DEVELOPMENT ACTIVITIES

     The development, manufacture and potential sale of therapeutics are subject to extensive regulation by United States and foreign governmental authorities. In particular, pharmaceutical products undergo rigorous preclinical and clinical testing and other approval requirements by the FDA in the United States under the federal Food, Drug and Cosmetic Act and the Public Health Service Act and by comparable agencies in most foreign countries.

     Before we may begin testing agents with potential therapeutic value in healthy human test subjects or patients, stringent government requirements for preclinical data must be satisfied. The data, obtained from studies in several animal species, as well as from laboratory studies, are submitted in an Investigational New Drug, or, IND, application or its equivalent in countries outside the United States where clinical studies are to be conducted. Preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initiation of clinical trials.

     Clinical trials are typically conducted in three sequential phases, although these phases may overlap. In Phase I, which frequently begins with initial introduction of the compound into healthy human subjects prior to introduction into patients, the product is tested for safety, adverse affects, dosage, tolerance, absorption, metabolism, excretion and clinical pharmacology. Phase II typically involves studies in a small sample of the intended patient population to assess the efficacy of the compound for a specific indication to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects. Phase III trials are undertaken to further evaluate clinical safety and efficacy in an expanded patient population at geographically dispersed study sites to determine the overall risk-benefit ratio of the compound and to provide an adequate basis for product labeling. Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

     Data from preclinical and clinical trials are submitted to the FDA as a New Drug Application, or NDA, for marketing approval and to other health authorities as a marketing authorization application. The process of completing clinical trials for a new drug is likely to take a number of years and requires the expenditure of substantial resources. Preparing an NDA or marketing authorization application involves considerable data collection, verification, analysis and expense. There can be no assurance that FDA or any other health authority approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, primarily the risks and benefits demonstrated in clinical trials as well as the severity of the disease and the availability of alternative treatments. The FDA or other health authorities may deny an NDA or marketing authorization application if the authority's regulatory criteria are not satisfied or may require additional testing or information.

     Even after initial FDA or other health authority approval has been obtained, further studies, including Phase IV post-marketing studies, may be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA or other regulatory authorities may require post-marketing reporting to monitor the side effects of the drug. Results of post-marketing programs may limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process or labeling or a change in manufacturing facility, an application seeking approval of such changes will be required to be submitted to the FDA or other regulatory authority.

     Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to commencing commercial sales of the product in such countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country at this time has its own procedures and requirements. Further, the FDA regulates the export of products produced in the United States and may prohibit the export of such products even if they are approved for sale in other countries.

     We are also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resources Conservation and Recovery Act and other present and potential future federal, state and local regulations.

     Completing the multitude of steps necessary before marketing can begin requires the expenditure of considerable resources and a lengthy period of time. Delay or failure in obtaining the required approvals, clearances or permits by us, our corporate partners or our licensees would have a material adverse affect on our ability to generate sales or royalty revenue. The impact of new or changed laws or regulations cannot be predicted with any accuracy.

OUR MANUFACTURING AND MARKETING

     To support our research, preclinical and clinical trial manufacturing requirements, we constructed in our leased buildings manufacturing facilities that we believe comply with applicable regulatory requirements. We have also established operational quality assurance and quality control procedures. We believe that our existing facilities and capability will be satisfactory for production of ANGIOZYME and siNAs needed for clinical trials.

     We do not currently have the internal facilities or means to manufacture, market, distribute or sell on a commercial scale any products we may develop. We have expanded our quality control and quality assurance program internally, including adopting a set of standard operating procedures designed to assure that any products manufactured by or for us are made in accordance with cGMP and other applicable domestic and foreign regulations.

     We expect to market and sell most products developed, at least initially, directly and through co-promotion or other licensing arrangements with third parties, including our collaborators. In some markets, we may enter into distribution or partnership agreements with pharmaceutical or biotechnology companies that have large, established sales organizations.

OUR EMPLOYEES

     As of February 11, 2003, we had 70 full-time employees, including a technical scientific staff of 59. This includes a recent staff reduction in the administration and service areas of our company. Our future performance depends significantly on the continued service of our key personnel. None of our employees are covered by collective bargaining arrangements. We believe our employee relations are good.


                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN OUR BUSINESS DESCRIPTION. INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

     WE ARE A BIOTECHNOLOGY COMPANY IN THE EARLY STAGE OF DEVELOPMENT AND HAVE ONLY A LIMITED OPERATING HISTORY FOR YOU TO REVIEW IN EVALUATING OUR BUSINESS AND PROSPECTS.

     Our ribozyme and RNAi technologies are in an early stage of development and will require further testing before we can apply them to developing RNA-based therapeutic products. There can be no assurance that our technologies will enable us, or any of our collaborators, to discover and develop therapeutic products.

     All of our products are in early stages of development, have never generated any sales and require extensive testing before commercialization. We do not expect our most advanced drug ANGIOZYME to be commercially available for several years, if at all. Furthermore our RNAi-based drugs will require even longer development times. You must consider, based on our limited history, our ability to:

     o Obtain the financial resources necessary to develop, test, manufacture and market products;

     o Engage corporate partners to assist in developing, testing, manufacturing and marketing our products;

     o Satisfy the requirements of clinical trial protocols, including patient enrollment;

     o Establish and demonstrate the clinical efficacy and safety of our products;

     o    Obtain necessary regulatory approvals; and

     o Market our products to achieve acceptance and use by the medical community in general.

     IF WE COMPLETE THE PROPOSED STOCK PURCHASE TRANSACTION, YOU MAY EXPERIENCE SUBSTANTIAL DILUTION.

     You may experience substantial dilution if we complete the proposed stock purchase transaction. The purchase price will equal either $0.28 or $0.33 per share. In addition to purchasing shares of our common stock, the investors will purchase warrants exercisable at $0.42 per share for shares of our common stock. In conjunction with negotiating the stock purchase agreement, we also negotiated an agreement with Elan as a result of which Elan will, at closing of the proposed transaction, convert all of its outstanding Series A and Series B convertible preferred stock into shares of our common stock and receive additional warrants to purchase shares of our common stock. Also, our board of directors has approved, subject to approval by our stockholders, a reverse stock split of no less than 1-for-5 and no greater than 1-for-15 shares of our common stock. As a result of all of these changes, your ownership stake in our company may be substantially diluted.

     WE HAVE A HISTORY OF LOSSES, EXPECT FUTURE LOSSES AND CANNOT ASSURE YOU THAT WE WILL EVER BECOME OR REMAIN PROFITABLE.

     We have incurred significant losses and have had negative cash flows from operations since inception. To date, we have dedicated most of our financial resources to research and development and general and administrative expenses. We have funded our activities primarily from sales of our stock, revenues we receive under research and development agreements, and lines of credit. As of September 30, 2002, our accumulated deficit was $184.2 million. We expect that the use of our net operating loss will be significantly restricted in the future as a result of a change of control associated with the proposed stock purchase transaction.

     We expect to incur losses for at least the next several years because we plan to spend substantial amounts on research and development of our products, including preclinical studies and clinical trials, and, if we obtain necessary regulatory approvals, on sales and marketing efforts.

     IF WE CANNOT OBTAIN ADDITIONAL FINANCING, WE MAY CURTAIL OUR RESEARCH AND DEVELOPMENT, RELINQUISH OUR RIGHTS TO SOME OR ALL OF OUR PRODUCTS OR DECLARE BANKRUPTCY.

     Our existing financial resources and expected revenues from our collaborations are insufficient to continue to meet our operating and capital requirements at existing levels. We need to raise substantial additional capital to pursue our business strategy, which requires significant expenditures for research and development and preclinical and clinical development. Our financing alternatives have proven to be limited. If we cannot complete the previously announced stock purchase transaction, we will be required to consider:

     o    Curtailing our research and development plans;

     o    Selling some or all of our intellectual property;

     o    Selling our diagnostics business; or

     o    Winding up our operations and declaring bankruptcy.

     There can be no assurance that if we choose to attempt to sell some or all of our intellectual property, or if we choose to sell our diagnostic business, that we will be able to do so, or that if we are able to complete sales, that we will be able to complete sales on terms and conditions that are favorable to us.

     THERE IS A SIGNIFICANT DEGREE OF UNCERTAINTY RELATING TO OUR PATENTS THAT COULD CAUSE US TO INCUR SUBSTANTIAL COSTS AND DELAYS AS A RESULT OF PROCEEDINGS AND LITIGATION REGARDING PATENTS AND OTHER PROPRIETARY RIGHTS. THE ULTIMATE RESULT OF ANY PATENT LITIGATION COULD BE THE LOSS OF SOME OR ALL PROTECTION FOR THE PATENT INVOLVED.

     We have filed patent applications on various aspects of RNAi technology that have not yet been approved. We cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. The scope of our issued patents may not be sufficiently broad to offer meaningful protection against competitive products. Our basic ribozyme patents, the Cech patents, unless extended, expire in 2008 in the United States and in 2007 in Europe and Japan. Although our license to these ribozyme patents extends through the expiration of the Cech patents or any extensions thereof, our licensor preserves the right to terminate our license before such time under certain circumstances. We have received approval of some additional patent applications covering various aspects of the ribozyme technology, and we have filed patent applications for other technology improvements and modifications that have not yet been approved.

     WE CANNOT BE CERTAIN THAT THE NAMED INVENTORS OF SUBJECT MATTER CLAIMED BY OUR PATENTS AND PATENT APPLICATIONS WERE THE FIRST TO INVENT OR THE FIRST TO FILE PATENT APPLICATIONS FOR THESE INVENTIONS.

     We have filed documents in opposition of two patents granted to a competitor in Europe. Competitors have filed documents in opposition of our Cech patents in Europe and Japan. The patent opposition in Japan has been resolved in our favor. The European opposition proceeding is in progress. However, at the oral proceedings in July 2000, the European Opposition Division found no grounds for revoking the Cech patents but decided to clarify the scope of the claims to cover self-splicing intervening sequence derived ribozymes. This decision is on appeal at the European Patent Office Technical Board. We anticipate interference proceedings involving one of our ribozyme-related patents in the United States. We are also involved in a re-examination proceeding involving one of our patents in the United States.

     THE MANUFACTURE, USE OR SALE OF OUR PRODUCTS MAY INFRINGE ON THE PATENT RIGHTS OF OTHERS.

     If we are unable to avoid infringing another party's patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

     o    Incur substantial monetary damages;

     o    Encounter significant delays in marketing our products; and

     o Be unable to participate in the manufacture, use or sale of products or methods of treatment requiring licenses.

     In addition, we regularly enter into agreements to in-license technologies and patent rights. Should we fail to comply with the terms of those license agreements, including payment of any required maintenance fees or royalties, we would lose the rights to those technologies and patents.

     WE MAY NOT HAVE IDENTIFIED ALL UNITED STATES AND FOREIGN PATENTS THAT POSE A RISK OF INFRINGEMENT. WE MAY BE FORCED TO LITIGATE IF AN INTELLECTUAL PROPERTY DISPUTE ARISES.

     This litigation could be extremely expensive. Proceedings and litigation involving our patents or patent applications also could result in adverse findings about:

     o    The patentability of our inventions and product candidates; or

     o The enforceability, validity or scope of protection provided by our patents.

     As discussed above, our competitors have taken the position in patent oppositions and elsewhere that our patents are invalid or that our activities infringe on their patent rights. While we do not believe we are infringing on the patent rights of our known competitors, we may have to incur substantial costs if litigation is brought against us by these competitors.

     WE DEPEND UPON OUR COLLABORATIVE RELATIONSHIPS AND OUR COLLABORATORS HAVE RIGHTS UNDER THESE AGREEMENTS WHICH IF EXERCISED COULD IMPAIR OUR ABILITY TO DEVELOP OUR PRODUCTS AND OUR OPERATING RESULTS.

     Engaging corporate partners and other third parties to develop, test and manufacture our initial products has been, and is expected to continue to be, a key element of our strategy. Our current partners, Chiron Corporation and Elan Corporation plc, have the right to terminate unilaterally our existing agreements or to discontinue funding their share of product development expenses. Based on public statements made by Elan, we do not believe that Elan is likely to continue funding our collaboration for the development of HERZYME. We will not continue with independent development of this product. Generally, if any of our current partners were to terminate its funding of the development of a particular product, we may not have the right or resources to continue development of that product on our own.

     In addition, there are many aspects of our collaborations that have been and will continue to be outside of our control including:

     o Decisions by our collaborators to extend or renew our agreements and relationships;

     o The pace of development of our products including the achievement of performance milestones;

     o Development by our collaborators of competing technologies or products;

     o    Exercise by our collaborators of marketing or manufacturing rights;
          and

     o The loss of our rights to products or the profits from our products if we are unable to fund our share of development costs.

     BECAUSE WE MUST OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCTS IN THE UNITED STATES AND FOREIGN JURISDICTIONS, WE CANNOT PREDICT WHETHER OR WHEN WE WILL BE PERMITTED TO COMMERCIALIZE OUR PRODUCTS.

     The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the Food and Drug Administration, the FDA. Satisfaction of regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

     Before commencing clinical trials in humans, we must submit and receive approval from the FDA for an IND. Clinical trials are subject to oversight by institutional review boards and the FDA and:

     o Must be conducted in conformity with the FDA's good laboratory practice regulations;

     o    Must meet requirements for institutional review board oversight;

     o    Must meet requirements for informed consent;

     o    Must meet requirements for good clinical practices;

     o    Are subject to continuing FDA oversight;

     o    May require large numbers of test subjects; and

     o May be suspended by the FDA or us at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.

     Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

     Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us. Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

     If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all the applicable regulatory requirements needed to receive marketing clearance.

     Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

     OUR PRODUCTS REQUIRE MATERIALS THAT MAY NOT BE READILY AVAILABLE OR COST EFFECTIVE, WHICH MAY REDUCE OUR COMPETITIVENESS OR REDUCE OUR PROFITABILITY.

     The products we are developing are new chemical entities that are not yet available in commercial quantities. Raw materials necessary for the manufacture of our products may not be available in sufficient quantities or at a reasonable cost in the future. Therefore, our products may not be available at a reasonable cost in the future.

     DISCLOSURE OF OUR TRADE SECRETS COULD REDUCE OUR COMPETITIVENESS.

     Because trade secrets and other unpatented proprietary information are critical to our business, we attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, third parties may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights.

     WE LACK SALES AND MARKETING EXPERIENCE AND WILL LIKELY RELY UPON THIRD PARTIES TO MARKET OUR PRODUCTS THAT WILL RESULT IN A LOSS OF CONTROL OVER THE MARKETING PROCESS.

     We currently intend to rely on third parties with established direct sales forces to market, distribute and sell many of our products. These third parties may have significant control over important aspects of the commercialization of our products, including market identification, marketing methods, pricing, sales force recruitment and management and promotional activities. We may be unable to control the actions of these third parties. We may be unable to make or maintain arrangements with third parties to perform these activities on favorable terms.

     OUR SUCCESS MAY DEPEND ON THIRD-PARTY REIMBURSEMENT OF PATIENTS' COSTS FOR OUR PRODUCTS THAT COULD RESULT IN PRICE PRESSURE OR REDUCED DEMAND FOR OUR PRODUCTS.

     Our ability to market products successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our products and related treatments. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third party payers may not authorize or may limit reimbursement for our products, even if our products are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for our products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect our ability to sell our products and may have a material adverse effect on us. We cannot predict the effect of future legislation or regulation concerning the healthcare industry and third-party coverage and reimbursement on our business.

     FOLLOWING COMPLETION OF THE PROPOSED STOCK PURCHASE TRANSACTION, A SMALL NUMBER OF INVESTORS COULD CONTROL ALL OF OUR ACTIVITIES.

     If we complete the proposed stock purchase transaction, the investors will own approximately 86.07% of our outstanding stock (without giving effect to the exercise of the warrants). In addition, the investors will have the right to select four of seven designees to our Board of Directors. In connection with the proposed stock purchase transaction, we also have agreed to seek stockholder approval for an amendment to our amended certificate of incorporation that would permit stockholder action to be taken by unanimous written consent instead of by means of an actual meeting. As a result of all of these changes, once we complete the proposed stock purchase transaction, the investors will be able to take any action, even those actions that, under Delaware law, require the affirmative vote of a supermajority of the stockholders, by written consent, without the need for a stockholders' meeting. For example, if the investors were to act in concert, the investors could decide to take the company private, to sell some or all of its assets, or to effect a merger without holding a stockholder's meeting. If the investors were to act in concert, they would have sufficient voting power to effect these types of transactions, although they have not indicated any present intent to do so.

     OUR COMMON STOCK HAS LIMITED TRADING VOLUME AND A HISTORY OF VOLATILITY THAT COULD IMPAIR YOUR INVESTMENT.

     You may be unable to sell securities you purchase from us at the time or price desired. The market price of our common stock has fluctuated dramatically in recent years. The trading price of our common stock may continue to fluctuate substantially due to:

     o    Quarterly variations in our operating results;

     o    Our ability to raise additional funds;

     o    Completion of our proposed reverse stock split;

     o    Ownership interest of the new investors;

     o    Changes in the status of our corporate collaborative agreements;

     o    Changes in earnings estimates by market research analysts;

     o    Clinical trials of products;

     o Research activities, technological innovations or new products by us or our competitors;

     o    Developments or disputes concerning patents or proprietary rights;

     o Purchases or sales of our stock by our executive officers, directors or substantial holders of our common stock;

     o Timing or denial by the FDA of clinical trial protocols or marketing applications;

     o    Securities class actions or other litigation; and

     o    Changes in government regulations.

     These fluctuations have sometimes been unrelated to our operating performance. As a result, the value of your shares could vary significantly from time to time. The historical trading volume of our common stock has been limited. After this offering, an active public market for the common stock may not develop or be sustained.

     Both our corporate documents and Delaware law have anti-takeover provisions that may discourage transactions involving actual or potential changes of control at premium prices.

     OUR CORPORATE DOCUMENTS AND PROVISIONS OF DELAWARE LAW APPLICABLE TO US INCLUDE PROVISIONS THAT DISCOURAGE CHANGE OF CONTROL TRANSACTIONS. FOR EXAMPLE, OUR CORPORATE DOCUMENTS:

     o Require procedures to be followed and specify time periods to be met for any stockholder to propose matters for consideration at annual stockholder meetings, including the nomination of directors for election at those meetings; and

     o Authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations of preferred stock, including the voting rights, at its discretion.

     In addition, we are subject to provisions of Delaware General Corporations Law that may make some business combinations more difficult. As a result, transactions that otherwise could involve the premium over prevailing market prices to holders of our common stock may be discouraged or may be more difficult for us to effect as compared to companies organized in other jurisdictions.

     WE ARE INVOLVED IN PENDING LITIGATION AND CANNOT AT THIS TIME PREDICT THE ULTIMATE OUTCOME OR POSSIBLE LOSS THAT COULD RESULT FROM THAT LITIGATION.

     We are a defendant in a lawsuit brought as a class action on behalf of purchasers of our common stock on November 16 and 17, 1999. The lawsuit alleged the defendants violated certain federal securities laws based upon an allegedly misleading announcement made on November 15, 1999. On November 7, 2002, we announced that an agreement has been reached with the plaintiffs to settle the shareholder class action lawsuit. Our liability insurance policy has agreed to cover the full amount of the settlement. The United States District Court, District of Colorado has granted preliminary approval of the settlement. The settlement, however, is subject to final court approval.